UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 29, 2006

SEMCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Michigan	001-15565	38-2144267
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Third Street, Suite A, Port Huron, Michigan		48060
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		810-987-2200

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 29, 2006, SEMCO Energy Gas Company, a division of SEMCO Energy, Inc. (the “Company”), and all other parties to the Company’s pending Michigan Public Service Commission (the “Commission”) base rate and rate design case filed a proposed settlement of the case for approval by the Commission. This base rate and rate design case was filed with the Commission in May 2006 and included proposals to revise rates charged to customers in the portion of the Company’s Michigan service territory currently regulated by the Commission (the “MPSC Division”). The Commission is expected to consider the proposed settlement on January 9, 2007, and, if approved, revised rates would go into effect on or after the day following the issuance of a Commission order approving the settlement. The Company is unable to predict with certainty, however, when the Commission will act on the proposed settlement or what action (if any) the Commission will take on it.

Under the proposed settlement, revised base rates, which are intended to recover the Company’s non-gas costs of providing service, are estimated to produce total annual revenues of approximately $90.5 million. This total annual revenue figure includes an estimated increase in annual base rate revenues of approximately $12.65 million based on adjusted 2005 test year data. However, the Company expects that, based on the Company's current projections for 2007 residential use per customer, the revised rates (if approved and implemented) would result in an increase of approximately $10.55 million in annualized base rate revenue for the Company. The Company had requested an $18.90 million base rate increase. Under the proposed settlement, the Commission would set the Company’s return on common equity at 11% and its overall return at 7.75% (using an industry average capital structure).

Under the proposed settlement, base rates for residential customers would continue to be based on a two-part rate design, using a $10/month customer charge (compared to the current charge of $9.50/month) and a volumetric distribution rate based on average annual residential per customer usage of 96 thousand cubic feet. The Company’s proposals to change the methodology for collecting the cost of lost and unaccounted-for gas and bad debt expense are not part of the proposed settlement. In addition, Company proposals to fund conservation programs and receive a cash return on certain main and compressor investments are not included in the proposed settlement. As part of the proposed settlement, the Company has agreed not to file for Commission approval of further base rate changes for MPSC Division customers until after January 1, 2008.

The Company issued a press release on January 4, 2007, announcing the filing of the rate case settlement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

99.1     Press Release issued January 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMCO Energy, Inc. (Registrant)

Dated: January 4, 2007	By:	/s/ Michael V. Palmeri

Michael V. Palmeri Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
Form 8-K
December 29, 2006

Filed
Exhibit No.	Description	Herewith	By Reference

99.1	Press Release issued January 4, 2007.	x